Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of December ___, 2020, (the “Effective Date”), by and between CONVERSION LABS, INC., a Delaware corporation (the “Company”), and Brad Roberts, an individual and resident of the State of South Carolina (the “Employee”).

WlTNESSETH:

WHEREAS, the Company and the Employee entered into that certain employment agreement, dated November 27, 2020, pursuant to which the Employee was employed by the Company as its Chief Operating Officer (the “Prior Employment Agreement”);

WHEREAS, Employee and the Company wish to enter to into this Amended and Restated Employment Agreement to reflect certain terms that were inadvertently omitted from the Prior Employment Agreement, primarily related to the Employee’s compensation, which will be updated specifically to include a one-time grant of equity (the “Equity Grant Amendment”);

WHEREAS, the Company desires to continue to employ the Employee as its Chief Operating Officer, and the Employee desires to accept such continued employment, substantially in accordance with the terms and conditions of the Prior Employment Agreement as modified by the Equity Grant Agreement, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall amend, restate and replace the Prior Employment Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained, the Company and Employee hereby agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on the terms and conditions hereinafter set forth.

2. Duties and Responsibilities.

(a) Commencing as of the Effective Date, Employee shall serve in the position of Chief Operating Officer. Employee shall (i) be subject to all of the Company’s policies, rules and regulations applicable to its executives, (ii) report to, and be subject to the direction and control of, the Chief Executive Officer, and (iii) perform such duties commensurate with Employee’s position as shall be assigned to Employee.

(b) Employee agrees to devote such time to the Company as is necessary to fulfill his obligations hereunder; however, it is understood that Employee’s employment with the Company is not exclusive, but rather Employee shall be permitted to continue to be engaged in other endeavors, including business endeavors, which do not conflict with the restrictive covenants set forth herein. It is further understood that it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments, so long as such activities do not (A) violate the terms of this Agreement or any other agreement between Employee and the Company, or between the Company and any third party or (B) constitute an actual or prospective conflict of interest or otherwise interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

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(c) To induce the Company to enter into this Agreement, Employee represents and warrants to the Company that [he/she] is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair [his/her] right or ability (i) to enter the employ of the Company or (ii) to perform fully [his/her] duties and obligations pursuant to this Agreement.

3. Term of Employment. This Agreement and the employment relationship and terms hereunder shall continue from the Effective Date until Employee’s’s employment is terminated by either the Company or Executive pursuant to Section 7 (the “Employment Term”).

4. Compensation. In consideration for all services rendered by Employee to the Company during the Employment Term, and the covenants and agreements of Employee set forth herein (including without limitation the Amendment and Waiver provision set forth in Section 8 hereof), the Company shall pay or cause to be paid to Employee, and Employee shall accept, the payments and benefits set forth in this Section 4. The Company shall be entitled to deduct and/or withhold, as the case may be, from the compensation amounts payable under this Agreement, all amounts required or permitted to be deducted or withheld under any federal, state or local law or regulation, or in connection with any Bonus Plan (as defined below) or Benefit Plan (as defined below) in which Employee participates and which mandates a contribution, assessment or co- payment by the participants therein.

(a)	Base Salary. The Company shall pay Employee a base salary at the rate of

$96,000.00 per calendar year, which amount shall be subject to adjustment as set forth below (the “Base Salary”). Employee’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s regular practices, as such practices may be modified from time to time. During the Employment Term, Employee’s Base Salary shall be reviewed annually (on a calendar year basis) by and shall be subject to upward adjustment in the discretion of the Company. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as so adjusted from time to time.

(b) Benefit Plans. During the Employment Term, Employee shall be eligible to participate in all benefit plans of the Company, including, without limitation, equity, profit sharing, medical coverage, dental or other retirement benefits that may be provided by the Company from time to time to Company executives of comparable status, subject to, and to the extent that, Employee is eligible under such benefit plans in accordance with their respective terms.

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(c) Stock Option & Stock Grant. The Board has approved, and the Company hereby agrees to grant to Employee, effective as of the Effective Date of this Agreement, a Stock Option (the “Stock Option”) to purchase up to 200,000 shares of the Company’s common stock. A more formal Stock Option Award Agreement reflecting, in all material respects, the terms of this paragraph (and otherwise in customary form) shall be issued to Employee upon the Company’s shareholders approving a bona fide employee stock option plan (the “Plan”). Such stockholder approval is anticipated to occur within 45 days of execution of this Agreement. 35,000 option shares shall vest and become exercisable upon the Company’s shareholders approving the Plan. The remaining 165,000 option shares shall vest and become exercisable in equal monthly tranches, based on the passage of time, over the 30 months following approval of the Plan. The Stock Option shall vest and become exercisable in full upon the consummation of a “change in control event” (as defined in Section 409A of the Code) or in the event Employee’s employment is terminated by the Company without Cause (as defined herein) or by Employee for Good Reason (as defined herein). All other terms of the Stock Option shall be governed by the Plan and the Stock Option Award Agreement. The Stock Option is intended to be exempt from Section 409A of the Code, and shall be administered and interpreted consistent with such intent. In addition, and upon approval of the Plan, Employee shall receive a one time grant of 10,000 restricted stock units which shall vest upon the one year anniversary of this Agreement.

(d) Annual Bonus. Employee shall be eligible to receive a metric based “Performance Bonus” for each calendar quarter during the Term of this Agreement in accordance with metrics to be established by agreement between the Parties The Performance Bonus shall be determined on a calendar quarter basis and shall be paid within thirty (30) calendar days of the final day of each calendar quarter Employee shall be entitled to receive the bonus in cash or stock options, or any combination thereof at Employee’s option.

5. Covenants of Employee.

(a) Employee will truthfully and accurately make, maintain and preserve all records and reports that the Company may from time to time reasonably request or require;

(b) Employee will obey all rules, regulations and reasonable special instructions applicable to Employee, and will be loyal and faithful to the Company at all times, constantly endeavoring to improve Employee’s ability and knowledge of the business in an effort to increase the value of Employee’s services to the mutual benefit of the Parties;

(c) Employee will make available to the Company any and all of the information of which Employee has knowledge relating to the business of the Company or any of the Company’s other Subsidiaries and will make all suggestions and recommendations which Employee feels will be of benefit to the Company;

(d) Employee will fully account for all money, records, goods, wares and merchandise or other property belonging to the Company of which Employee has custody, and will pay over and deliver the same promptly whenever and however he may be reasonably directed to do so;

(e) Employee acknowledges that as a condition of employment, [he/she] must sign and comply with an Employee Confidential Information and Inventions Assignment Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations;

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(f) Employee agrees that upon termination of his employment hereunder he will immediately surrender and turn over to the Company all books, records, forms, specifications, formulae, data, processes, papers and writings related to the business of the Company, and all other property belonging to the Company, together with all copies of the foregoing, it being understood and agreed that the same are the sole property, directly or indirectly, of the Company.

(g) Employee understands that in his performing work for the Company, he will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person that Employee has an obligation of confidentiality. Rather, Employee further understands that he will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Employee agrees that he will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Employee has an obligation of confidentiality. Employee hereby represents that he has disclosed to the Company any contract he has signed that may restrict Employee’s activities on behalf of the Company.

(h) Employee acknowledges and understands that the securities of the Company are publicly traded and subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, Employee acknowledges and agrees that (i) he is required under applicable securities laws to refrain from trading in securities of the Company while in possession of material nonpublic information and to refrain from disclosing any material nonpublic information to anyone except as permitted by this Agreement in connection with the performance of Employee’s duties hereunder, and (ii) he will communicate to any person to whom Employee communicates any material nonpublic information that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

6. Termination of Employment. Employee’s employment with the Company will be “at-will.” Either the Company or Employee can terminate the employment at any time and for any reason, with or without notice. In the event that Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, Employee will receive severance pay equal to Employee’s then current annual Base Salary for six months from the date of termination of employment, during which time Employee shall continue to receive all employee benefits and employee Benefit Plans described herein. Employee will also receive accelerated vesting and exercisability of all unvested options from the initial Stock Option and any other unvested stock options granted subsequent to the Stock Option. The Company may terminate the employment of the Employee with Cause if the Company determines that Employees has

(a) materially breached any provision hereof or habitually neglected the duties which Employee was required to perform under any provision of this Agreement;

(b) misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude, even if not in connection with the performance of Employee’s duties hereunder, which could reasonably be expected to result in serious prejudice to the interests of the Company if Employee were retained as an employee;

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(c) secured any personal profit not completely disclosed to and approved by the Company in connection with any transaction entered into on behalf of or with the Company or any affiliate of the Company; or

(d) failed to carry out and perform duties assigned to Employee in accordance with the terms hereof in a manner acceptable to the Company after a written demand for substantial performance is delivered to Employee which identifies the manner in which Employee has not substantially performed Employee’s duties, and provided further that Employee shall be given a reasonable opportunity to cure such failure.

For purposes of (a) through (d) of this section, Employee shall not be terminated for Cause without (i) reasonable notice to the Employee setting forth the reasons for the Company’s intention to terminate for Cause and a reasonable opportunity to cure such situation of no fewer than ten days (if capable of cure), (ii) an opportunity for the Employee, together with counsel, to be heard before the Board of Directors of the Company, and (iii) delivery to the Employee of a notice of termination from the Company, finding that, in the good faith opinion of the Board, the Employee had engaged in the conduct set forth above and specifying the particulars thereof in detail. In the event that Employee is terminated with Cause, as defined above, Employee shall only be entitled to options that vested prior to termination.

Employee may terminate his employment for Good Reason if the Company breaches any of its obligations hereunder or if Employee suffers a material diminution in his compensation and/or responsibilities hereunder. In the event that Employee terminates without Good Reason, as defined above, Employee shall only be entitled to options that vested prior to termination.

7. Amendment and Waiver. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought; however, the amount of compensation to be paid to Employee for services to be performed for the Company hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing or affecting this Agreement or the performance by Employee of any of the duties of his employment with the Company. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

8. Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) three business days after being received by registered or certified mail, return receipt requested, postage prepaid, or (b) three business days after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in the case of the Company, to its principal office address, and in the case of Employee, to Employee’s residence address as shown on the records of the Company, or may be given by personal delivery thereof.

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9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be invalid, unenforceable or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, revise, reconstruct or reform such provision in a manner sufficient to cause it to be valid and enforceable.

10. Entire Agreement. This Agreement, together with the Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of Employee’s employment agreement with the Company. It supersedes any other agreements, representations or promises made to Employee by anyone, whether oral or written. Changes in Employee’s employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by an officer of the Company.

11. Force Majeure. Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to: acts of God; acts of the public enemy; acts of the United States of America or any state, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics, quarantine restrictions; strike or freight embargoes. Notwithstanding the foregoing provisions of this Section 12, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.

12. Dispute Resolution. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation or arbitration (with the exception of emergency injunctive relief). If the parties are unable to resolve the dispute within thirty (30) days, then the parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY. If the parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. The parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation. If the mediation does not resolve the dispute, then the parties irrevocably and unconditionally agree to the arbitration provisions in Section 14.

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13. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules- employment-arbitration/). The arbitration will take place in New York, NY unless otherwise agreed to by the Parties. Employee acknowledges that by agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Employee intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Employee would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

14. Successors.

(a) No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee other than Employee’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Employee’s death, this Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Employee’s interests under this Agreement. Subject to compliance with the terms of any Company sponsored benefit plan, Employee shall be entitled to select and change a beneficiary or beneficiaries to receive following Employee’s death any benefit or compensation payable hereunder by giving the Company written notice thereof. In the event of Employee’s death or a judicial determination of Employee’s incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to Employee’s beneficiary(ies), estate or other legal representative(s).

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(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

(c) The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

15. Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws of New York.

16. Multiple Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument.

[Signatures on Next Page]

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EXECUTED as of the day and year set forth below.

CONVERSION LABS, INC.

By:	Justin Schreiber	Date
Title:	Chief Executive Officer

EMPLOYEE

By:	Brad Roberts	Date

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